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                                                          Exhibit 99.10

                           [Premisys Letterhead]

March 25, 1999

Mr. Claude Dupuis
638 Chapel
Ottawa Ontario
Canada
K1N 7Z9

Dear Claude:

This is to confirm our offer to you as the Senior Vice President of Engineering based in Corporate Office. As a corporate officer of the company, you will report directly to Nick Williams, President and CEO. The following are the details of your compensation plan:

CASH COMPENSATION

     - Annual Base Salary of $180,000.00 ($6,923.08 Bi-weekly)

     - In addition to your base salary, you will be eligible to participate in our Management Incentive Plan (MIP). Your participation will be $85,000-70% based upon achieving operating profit and 30% based upon achieving performance objectives. This will be pro-rated for Fiscal Year '99.

     - We will also recommend to the Board of Directors or its designee that they issue you options for 100,000 shares of Premisys stock as governed by the Premisys Employee Stock Plan, which will vest as set forth in the Plan.

     - During your first month as Senior Vice President of Engineering, you will receive a special bonus of $20,000.00 (less appropriate deductions).

     - The effective date of your promotion will be April 1, 1999.

RELOCATION EXPENSES

Premisys will offer the following relocation expenses associated with the move to California:

     - Premisys will cover the entire cost to move your personal/household items from Canada to the Bay Area. Relocation must be completed within 90 days.

SCHOOLING

     - Premisys will provide tuition allowance for your children/spouse not to exceed $35,000.00. This allowance will only be provided for 1 full year from your promotion date. Reimbursement will be paid to you based upon presentation of itemized receipts.

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MORTGAGE ASSISTANCE

     - Premisys will provide mortgage assistance of $3,000.00 per month for a three-year period.

BRIDGE LOAN

     - Premisys will also provide a $200,000 bridge loan to assist with the down payment of a home in the Bay Area at 6 (six) percent interest. The appropriate loan documentation will be provided to you prior to the close of your new home.

     - If your employment is terminated without cause, you will be paid a severance equal to six months of your salary, less appropriate deductions.

Furthermore, if your employment is terminated for cause, or if you voluntarily resign from Premisys within 24 months of the effective date of your promotion, you will be required to repay the special bonus, relocation expenses, tuition allowance, and mortgage assistance to Premisys on a pro-rata basis.

You will be eligible to participate in the benefits program offered by Premisys in accordance with our policies, which may change form time to time, and after meeting the applicable eligibility requirements, if any. The benefits program includes medical, dental, life, long term disability coverage, employee stock purchase plan and a 401(k) plan. Additionally, you will be entitled to paid holidays and vacation in accordance with our policy.

Your employment with Premisys will be at-will, thus, either you or the Company may terminate the employment relationship at any time with or without cause. You will also assist in safeguarding the Company's trade secrets and related sensitive information as part of the Company's effort to protect its proprietary information.

Again, I am pleased to offer you this challenging opportunity to contribute to the success of Premisys.


Sincerely,

/s/ John Hagedorn

John Hagedorn
Chief Financial Officer and Sr. Vice President

I accept the above offer of employment, pursuant to the items and conditions set forth in this letter.

Signature: /s/ Claude Dupuis        Date:  26/03/99
          ------------------             ----------

Attachment:  Copy of offer letter
             Benefit Summary

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                SECURED PROMISSORY LOAN AGREEMENT
                           BETWEEN
                        CLAUDE DUPUIS
                AND PREMISYS COMMUNICATIONS, INC.


     This Loan Agreement (the "Agreement") is made as of April 29, 1999, (the Agreement Date") by and between CLAUDE DUPUIS of 112 Elsie, Street, San Francisco, California 94110-5149 (the "Borrower") and PREMISYS COMMUNICATIONS, INC. a Delaware corporation with its principal place of business at 48664 Milmont Drive, Fremont, California 94538 (the "Lender").

     WHEREAS, The Lender wishes to secure the services of Borrower as it Senior Vice President of Engineering;

     WHEREAS, The Lender wishes to facilitate the Borrower's purchase of a home in a location which is proximate to transportation to his place of work, and to the schools to be attended by his wife and children; and

     WHEREAS, The Borrower's equity in his current home in Ottawa is small by comparison with that required as a down payment on a home near his place of work in California.

     NOW THEREFORE, in consideration of the foregoing and the covenants contained below, the Lender and Borrower agree as follows:

     1. CONSIDERATION. In consideration of the promises and covenants contained herein, the Lender agrees to loan to the Borrower, the sum of Two Hundred Thousand Dollars ($200,000). On April 30, 1999, such funds are to be transferred by wire into Borrower's checking account number 16626-12631 at Bank of America in Fremont, California (Transit No. 121000358).

     2. SECURITY. This loan shall be secured by the vested and/or exercised portion of Borrower's options to purchase the common stock of the Lender. The certificates issued from any such stock options exercised or purchased shall be held in escrow by the Lender.

     3. REPAYMENT OF LOAN. The borrower agrees to repay the loan to the Lender at the above address of the Lender or at any other address designated in writing by the Lender at the earliest of the following dates:

     (a) Sixty (60) months after the Agreement Date.

     (b) Thirty (30) days after the Borrower's voluntary resignation of employment at the Lender for any reason.

     (c) Twenty-four (24) months after the Borrower's involuntary termination of employment at the Lender for any reason other than a reorganization, sale or merger in which Borrower's job is eliminated.

                                 -1-                            April 29, 1999

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     4. LOAN FORGIVENESS. Should Borrower's employment at Lender be terminated because of a reorganization, sale or merger of the lender prior to the date in 3(a) above, Lender shall forgive Borrower the repayment of the loan as a severance consideration.

     5. INTEREST. Interest shall accrue at the rate of six percent (6%) per annum compounded and prorated based upon the number of days for any periods less than one year based on three hundred and sixty-five (365) days. Interest so calculated shall be paid at the time of the repayment of the loan.

     6. PREPAYMENT. Borrower may pay all or part of this loan at a date earlier than provided for in paragraph 3 and interest shall be prorate based on the reduced amount and term of the loan as provided for in section 4.

     7. ASSIGNABILITY. Neither this Agreement nor any rights under it may be assigned, pledged, hypothecated, or otherwise aliened by either of the parties, without the written consent of all parties to this Agreement.

     8. BENEFIT. This Agreement shall be binding upon and insure to the benefits of the parties, their respective heirs, executors, administrators, and assigns.

     IN WITNESS WHEREOF, the parties do execute and deliver this agreement in Fremont, California, this April 29, 1999.

PREMISYS COMMUNICATIONS,                 CLAUDE DUPUIS,
LENDER                                   BORROWER

By: /s/ John J. Hagedorn                 By /s/ Claude Dupuis
    -----------------------------           -----------------------

Name: John J. Hagedorn
      ---------------------------

Title: Sr. Vice President & Chief        Witness: /s/ Linda D. Ward
       Financial Officer                          -----------------
       --------------------------

                                         Witness: /s/ [illegible]
                                                  -----------------


                                 -2-                            April 29, 1999